Filed Pursuant to Rule 433

Registration No. 333-234764

May 18, 2020

PRICING TERM SHEET

$500,000,000 4.750% Notes due 2025

The information in this pricing term sheet supplements the registration statement and the preliminary prospectus supplement and supersedes the information in the registration statement and the preliminary prospectus supplement to the extent inconsistent with the information in these documents.  Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Diamondback Energy, Inc.

Format:	SEC Registered

Trade Date:	May 18, 2020

Settlement Date:	May 26, 2020 (T+5)

It is expected that delivery of the notes will be made against payment therefor on or about May 26, 2020, which is the fifth business day following the Trade Date (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Anticipated Ratings:*	Moody’s: Ba1 (stable outlook)
S&P: BBB- (negative outlook)
Fitch: BBB (stable outlook)

Principal Amount:	$500,000,000

Maturity Date:	May 31, 2025

Yield to Maturity:	4.750%

Price to Public:	100.000% of principal amount, plus accrued interest, if any from May 26, 2020

Coupon:	4.750%

Interest Payment Dates:	May 31 and November 30, beginning November 30, 2020

Optional Redemption:	At any time prior to April 30, 2025, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 50 basis points), plus accrued interest to the redemption date. At any

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

time on or after April 30, 2025, at 100% of the principal amount plus accrued interest to, but not including, the redemption date.

CUSIP/ISIN:	25278X AP4 / US25278XAP42

***

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Senior Co-Managers:	BofA Securities, Inc.
Capital One Securities, Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC

Co-Managers:	ING Financial Markets LLC
SunTrust Robinson Humphrey, Inc.
Mizuho Securities USA LLC
PNC Capital Markets LLC
CIBC World Markets Corp.
BBVA Securities Inc.
TD Securities (USA) LLC
Regions Securities LLC
Commonwealth Bank of Australia
BOK Financial Securities, Inc.
IBERIA Capital Partners L.L.C.
Huntington Securities Inc.
SMBC Nikko Securities America, Inc.
Comerica Securities, Inc.

Commonwealth Bank of Australia (“CBA”) is not a United States registered broker-dealer. To the extent CBA intends to effect sales of notes in the United States, it will do so through one or more United States registered broker-dealers in accordance with the applicable United States securities laws and regulations.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at 1-866-803-9204, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.